Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-150486

March 25, 2009

John Deere Capital Corporation
$750 million 5.250% Senior Notes Due October 1, 2012

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.  The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (See “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on December 18, 2008).

Issuer:	John Deere Capital Corporation
Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services
Note Type:	Medium Term Notes
Issue Size:	$750,000,000
Trade Date:	March 25, 2009
Settlement Date (T+3):	March 30, 2009
Maturity Date:	October 1, 2012
Treasury Benchmark:	1.375% due March 15, 2012
Treasury Yield:	1.329%
Spread to Treasury Benchmark:	T +400 bps
Reoffer Yield:	5.329%
Coupon:	5.250%
Coupon Payment Dates:	Semi-Annually on October 1 and April 1, starting on October 1, 2009 and ending on the maturity date

Day Count:	30 / 360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Price to Public:	99.750%
Gross Spread:	0.150%
Net Proceeds (%):	99.600%
Net Proceeds ($):	$747,000,000
Time of First Sale to the Public:	3:00pm EST
CUSIP:	24422EQW2
Joint Bookrunners:	Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc.
Co-Managers:	HSBC Securities (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275 ext. 2663, Citigroup Global Markets Inc. at 1-877-858-5407 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

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